Exhibit 15.1

July 5, 2000

Securities and Exchange Commission

450 Fifth Street, N.W.
Washington, DC 20549

          Re:  The Goldman Sachs Group, Inc.

                  Registration Statement on Form S-8
                  (No. 333-80839)
                  Registration Statements on Form S-3
                  (No. 333-34042)
                  (No. 333-90677)
                  (No. 333-75213)
                  (No. 333-36178)

Commissioners:

We are aware that our report dated June 30, 2000 on our review of the condensed consolidated statement of financial condition of The Goldman Sachs Group, Inc. and Subsidiaries (the “Company”) as of May 26, 2000, the related condensed consolidated statements of earnings for the three and six months ended May 26, 2000 and May 28, 1999, the condensed consolidated statement of changes in stockholders’ equity and partners’ capital for the six months ended May 26, 2000, the condensed consolidated statements of cash flows for the six months ended May 26, 2000 and May 28, 1999, and the condensed consolidated statements of comprehensive income for the three and six months ended May 26, 2000 and May 28, 1999, included in the Company’s quarterly report on Form 10-Q for the quarter ended May 26, 2000 is incorporated by reference in the registration statements referred to above. Pursuant to Rule 436(c) under the Securities Act of 1933, such report should not be considered a part of such registration statements, and is not a report within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

/s/ PricewaterhouseCoopers LLP